Filed Pursuant to Rule 424(b)(3)
(Registration No. 333-227613)

PROSPECTUS

6,978,621 Shares of Common Stock

This prospectus relates to the possible resale from time to time of up to 6,978,621 shares of our common stock, par value $0.001 per share, which are held by, or may be issued to, the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of any shares offered by this prospectus.

Certain of the selling stockholders acquired or will acquire certain of these shares in connection with: (i) our acquisition of S Media Limited, Inc., a New York corporation, or Performance Bridge, pursuant to an Agreement and Plan of Merger, or the PB Merger Agreement, dated August 10, 2018; (ii) our acquisition of Wazee Digital, Inc., a Delaware corporation, or Wazee, pursuant to an Agreement and Plan of Merger, or the Wazee Merger Agreement, dated August 13, 2018; and (iii) our acquisition of Machine Box, Inc., a Delaware corporation, or Machine Box, pursuant to an Agreement and Plan of Merger, or the Machine Box Merger Agreement, dated August 31, 2018.

The number of shares of common stock being registered hereunder is comprised of: (i) 349,072 shares, or the Initial PB Shares, of our outstanding common stock issued to one of the selling stockholders on August 21, 2018 pursuant to the terms of the PB Merger Agreement, in connection with the closing of the merger transaction contemplated thereby, up to 34,335 of which shares will be held in a third-party escrow account until August 21, 2020 to partially secure such selling stockholder’s indemnification obligations pursuant to the PB Merger Agreement; (ii) up to 384,986 additional shares, or the PB Additional Shares, of our common stock that may be issued to one of the selling stockholders if Performance Bridge achieves certain revenue milestones in its 2018 fiscal year, assuming (a) the achievement of all revenue milestones set forth in the PB Merger Agreement and (b) the per share price used to calculate the number of PB Additional Shares to be issued is $10.39, which is the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Market on September 27, 2018; (iii) 491,157 shares of our outstanding common stock issued to certain of the selling stockholders on August 31, 2018 pursuant to the terms of the Wazee Merger Agreement, in connection with the closing of the merger transaction contemplated thereby, up to 60,576 of which shares will be held in a third-party escrow account until August 31, 2020 to partially secure certain of such selling stockholders’ indemnification obligations pursuant to the Wazee Merger Agreement; (iv) 128,300 shares, or the Initial Machine Box Shares, of our outstanding common stock issued to certain of the selling stockholders on September 6, 2018 pursuant to the terms of the Machine Box Merger Agreement, in connection with the closing of the merger transaction contemplated thereby, up to 26,981 of which shares will be retained by the Registrant until September 6, 2020 to partially secure certain of such selling stockholders’ indemnification obligations pursuant to the Machine Box Merger Agreement; (v) up to 230,996 additional shares, or the Machine Box Additional Shares, of our common stock that may be issued to certain of the selling stockholders if Machine Box achieves certain technical development and integration milestones by September 6, 2019, assuming (a) the achievement of all technical development and integration milestones set forth in the Machine Box Merger Agreement and (b) the per share price used to calculate the number of PB Additional Shares to be issued is $10.39, which is the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Market on September 27, 2018; and (vi) 5,394,110 shares of our common stock beneficially owned by certain other selling stockholders, which includes 1,120,431 shares of common stock issuable upon exercise of warrants that are exercisable within 60 days after September 28, 2018.

The PB Additional Shares and the Machine Box Additional Shares, or the Additional Shares, have not been earned and are not currently outstanding. The actual number of Additional Shares issued to certain of the selling stockholders, if any, could be materially more or less than 615,982 shares of common stock depending on whether and to what extent the applicable future milestones are met and/or the actual average volume weighted average trading price per share of our common stock on The Nasdaq Global Market, or Nasdaq, at the time such milestones are achieved. This presentation is not intended to constitute an indication or prediction of whether any of the future milestones will be achieved or the future market price of our common stock.

The registration of shares of our common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of such shares of our common stock. The selling stockholders may resell or dispose of the shares of our common stock, or interests therein, at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through one or more underwriters, dealers or agents, or through any other means described in this prospectus under “Plan of Distribution” beginning on page 19 of this prospectus. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the shares of common stock, or interests therein. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock.

Our common stock is listed on Nasdaq under the symbol “VERI.” On September 27, 2018, the last reported sale price of our common stock on Nasdaq was $10.33 per share.

We are an “emerging growth company” under the federal securities laws and, as such, are subject to reduced public company reporting requirements.

Investing in these securities involves a high degree of risk. See “Risk Factors” on page 6 of this prospectus and in the documents incorporated by reference herein for a discussion of the factors you should carefully consider before deciding to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 9, 2018

You should rely only on the information contained in or incorporated by reference into this prospectus or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement, or any free writing prospectuses prepared by or on behalf of us or to which we have referred you, and, if given or made, you must not rely upon the information or representations as having been authorized. This prospectus, any accompanying prospectus supplement, and any free writing prospectuses prepared by or on behalf of us or to which we have referred you, do not constitute an offer to sell or the solicitation of an offer to buy securities, nor do this prospectus or any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus, any accompanying prospectus supplement, and any free writing prospectuses prepared by or on behalf of us or to which we have referred you, speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects even though this prospectus, any accompanying prospectus supplement, and any free writing prospectuses prepared by or on behalf of us or to which we have referred you, is delivered or securities are sold on a later date.

ABOUT THIS PROSPECTUS

We will not receive any proceeds from the sale of any shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. Before making an investment decision, it is important for you to read and consider the information contained in this prospectus, any accompanying prospectus supplement, and any free writing prospectuses prepared by or on behalf of us or to which we have referred you, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below.

This prospectus includes, and incorporates by reference, references to our trademarks, trade names and service marks, such as Veritone®, Veritone PlatformTM, Veritone One™, aiWARE™ and Conductor™, which are protected under applicable intellectual property laws and are our property. This prospectus also contains, and incorporates by reference, references to trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus or any document incorporated by reference, may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

Unless otherwise indicated herein, references in this prospectus to “Veritone,” the “Company,” “we,” “us” and “our” refer to Veritone, Inc., a Delaware corporation, together with our consolidated subsidiaries.

PROSPECTUS SUMMARY

This summary highlights certain information about this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in shares of our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section contained in this prospectus and the other documents incorporated by reference into this prospectus.

Overview

We are a provider of artificial intelligence, or AI, computing solutions. We have developed aiWARE™, a proprietary AI operating system that unlocks the power of cognitive computing to transform audio, video and other unstructured data and analyze it in conjunction with structured data in a seamless, orchestrated and automated manner to generate actionable intelligence. Our aiWARE platform, or AI platform, integrates and orchestrates an open ecosystem of best-of-breed cognitive engines, together with our suite of powerful applications, to reveal valuable multivariate insights from vast amounts of structured and unstructured data.

Our platform incorporates proprietary technology to integrate and intelligently orchestrate a wide variety of cognitive engine capabilities to mimic human cognitive functions such as perception, reasoning, prediction and problem solving in order to quickly, efficiently and cost effectively transform unstructured data into structured data. It stores the results in a time-correlated database, creating a rich, online, searchable index of the structured and unstructured data that users can use and analyze in near real-time through the platform’s suite of applications to drive business processes and insights. Our platform is based on an open architecture that enables new cognitive engines and applications to be added quickly and efficiently, resulting in a future proof, scalable and evolving solution that can be easily leveraged for a broad range of industries that capture or use audio, video and other unstructured data, including, without limitation, media and entertainment, legal and compliance, government and other vertical markets.

We offer our AI platform through a software-as-a-service (SaaS) delivery model, with multiple deployment options, including a fully cloud-based option on both commercial and secure government cloud instances, and a hybrid on-premises/cloud option, which allows users to maintain their data and perform AI-based processing using network-isolated cognitive engines on premises behind the users’ firewalls, with the ability to perform additional processing using cloud-based cognitive engines and to search and analyze results through our SaaS suite of applications. In addition, we are currently developing a version of aiWARE that will allow users to utilize certain cognitive engines and substantially all of the other features and functionality of our cloud-based aiWARE in a fully on-premises environment.

We plan to selectively pursue acquisitions and strategic investments in businesses and technologies that strengthen our AI platform, enhance our capabilities and/or expand our market presence in our core vertical markets or in new markets.

We also operate a full service media advertising agency, which we acquired at the time we were founded in 2014. Our services include media planning and strategy, media buying and placement, campaign messaging, clearance verification and attribution, and custom analytics. Since our inception, we have generated most of our revenues from this media agency business. We are in the early stages of developing our AI platform business and, although we intend to focus on our AI platform business, we plan to continue to invest in and grow our media advertising agency business.

For additional information about our company, please refer to other documents we have filed with the Securities and Exchange Commission, or SEC, and that are incorporated by reference into this prospectus, as listed under the heading “Incorporation of Certain Information by Reference.”

Recent Acquisitions

Performance Bridge

On August 21, 2018, we completed our acquisition of S Media Limited, a New York corporation, or Performance Bridge, pursuant to an Agreement and Plan of Merger, or the PB Merger Agreement, dated as of August 10, 2018, by and among the Company, Point Acquisition Corporation, a New York corporation and an indirect, wholly owned subsidiary of the Company, Performance Bridge and Stephen P. Smyk, the sole stockholder of Performance Bridge. We acquired Performance Bridge through a merger of Point Acquisition Corporation with and into Performance Bridge, with Performance Bridge surviving the merger as our indirect, wholly owned subsidiary. Pursuant to the PB Merger Agreement, we paid initial consideration of $6 million, which was adjusted based on Performance Bridge’s cash, indebtedness, transaction expenses and working capital as of the closing date, comprised of 20% cash and 80% shares of our common stock valued at $13.98 per share, the volume weighted average trading price of our common stock for the 30-trading day period ended two trading days prior to the closing date, which resulted in the issuance of 349,072 shares of our common stock. The PB Merger Agreement also provides for contingent earnout payments of up to an additional $5 million if Performance Bridge achieves certain revenue milestones in its 2018 fiscal year. The earnout consideration, if earned, will be comprised of 20% cash and 80% shares of our common stock valued at the volume weighted average trading price of our common stock for the 30-trading day period ended two trading days prior to the date on which the applicable payment of earnout consideration is made. A portion of the $6 million of initial consideration, including 34,335 shares of our common stock, was deposited into a third-party escrow account to partially secure the indemnification obligations of the Performance Bridge stockholder under the PB Merger Agreement.

Wazee

On August 31, 2018, we completed our acquisition of Wazee Digital, Inc., a Delaware corporation, or Wazee, pursuant to an Agreement and Plan of Merger, or the Wazee Merger Agreement, dated as of August 13, 2018, by and among the Company, Wazee, Project West Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and West Victory Stockholder Representative, LLC, a Delaware limited liability company, in its capacity as the representative of the stockholders of Wazee. We acquired Wazee through a merger of Project West Acquisition Corporation with and into Wazee, with Wazee surviving as the merger as our wholly owned subsidiary. Pursuant to the Wazee Merger Agreement, we paid an aggregate cash purchase price of $7.5 million, which was adjusted based on Wazee’s cash, indebtedness, transaction expenses and working capital as of the closing of the merger, and issued 454,184 shares of our common stock valued at $15.27 per share, the volume weighted average trading price of our common stock for the 20-day period ended two trading days prior to the signing date. We also issued 36,973 shares of our common stock in connection with the payment of certain transaction bonuses to members of Wazee’s management team. A portion of the merger consideration, including 60,576 shares of our common stock, was deposited into a third-party escrow account to partially secure the indemnification obligations of certain of the Wazee stockholders under the Wazee Merger Agreement.

Machine Box

On September 6, 2018, we completed our acquisition of Machine Box, Inc., a Delaware corporation, or Machine Box, pursuant to an Agreement and Plan of Merger, or the Machine Box Merger Agreement, dated as of August 31, 2018, by and among the Company, Project Magic Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, Machine Box, and Aaron Edell, in his capacity as the representative of the stockholders of Machine Box. We acquired Machine Box through a merger of Project Magic Acquisition Corporation with and into Machine Box, with Machine Box surviving the merger as our wholly owned subsidiary. Pursuant to the Machine Box Merger Agreement, we paid initial consideration of $2 million, which was adjusted based on Machine Box’s cash, indebtedness, transaction expenses and working capital as of the closing date, comprised of 20% cash and 80% shares of our common stock valued at $11.86 per share, the volume weighted average trading price of our common stock for the 20-trading day period ended two trading days prior to the closing date, which resulted in the issuance of 128,300 shares of our common stock. The Machine Box Merger Agreement also provides for contingent payments of up to an additional $3 million if Machine Box achieves certain technical development and integration milestones by September 6, 2019. The contingent consideration, if paid, will be comprised of 20% cash and 80% shares of our common stock valued at the volume weighted average trading price of our common stock for the 20-trading day period ended two trading days prior to the date on which the applicable payment of contingent consideration is made. We withheld a portion of the initial $2 million, including 26,981 shares of our common stock, to partially secure the indemnification obligations of the Machine Box stockholders under the Machine Box Merger Agreement.

Pursuant to the PB Merger Agreement, the Wazee Merger Agreement and the Machine Box Merger Agreement, we agreed to file a registration statement on Form S-3 with the SEC to register the resale of the shares of our common stock issued or to be issued thereunder. The registration statement of which this prospectus is a part has been filed to satisfy these obligations. We have agreed with certain of the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the date on which all of the shares of common stock covered by this prospectus have been sold and (ii) the date on which the shares of common stock covered by this prospectus become eligible for resale without restriction and without the need for current public information pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act of 1933, as amended, or the Securities Act.

Voting Agreement

In connection with the investment by Acacia Research Corporation, or Acacia, in our securities in August 2016, we entered into a voting agreement, or the Voting Agreement, with Acacia and certain stockholders, who we refer to as the Holders, including entities affiliated with Chad Steelberg, our Chief Executive Officer, and Ryan Steelberg, our President.

Pursuant to the Voting Agreement, our board of directors consists of a total of nine authorized directors. Until May 17, 2019, or the Voting Period, Acacia has the right to nominate three directors to our board of directors, and the Holders, voting together as a group, have the right to nominate six directors to our board of directors. Messrs. Chad Steelberg and Ryan Steelberg currently beneficially own the majority of the voting shares of capital stock held by the Holders, and accordingly, are able to designate all six of the Holders’ director nominees. During the Voting Period, Acacia and the Holders have agreed to vote all of their shares to elect the nine directors nominated by them pursuant to the Voting Agreement. In addition, each of Acacia and the Holders has the right to appoint three designees to attend and participate in the meetings of our board of directors in a non-voting capacity.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are eligible to take advantage of certain exemptions from various reporting requirements and may be relieved of other significant requirements that are otherwise generally applicable to other public companies that are not emerging growth companies. We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company on December 31, 2022, or earlier if we have more than $1.07 billion in annual revenue, we are deemed to be a large accelerated filer under the rules of the SEC, or we issue more than $1.0 billion of non-convertible debt over a three-year period. We have taken advantage of certain reduced reporting burdens in the registration statement of which this prospectus is a part, as well as in documents incorporated by reference into this prospectus and any accompanying prospectus supplement, and we may elect to take advantage of some or all of the reduced reporting requirements in our future filings. As a result, the information contained herein and that we provide to our stockholders in the future may be different than the information you receive from other public companies in which you hold stock.

Company Information

We were incorporated as a Delaware corporation on June 13, 2014 under the name Veritone Delaware, Inc., and changed our name to Veritone, Inc. on July 15, 2014. Our corporate headquarters are located at 575 Anton Boulevard, Suite 100, Costa Mesa, California 92626. Our telephone number is (888) 507-1737. Our principal website address is www.veritone.com. The information contained on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.

THE OFFERING

Shares of common stock offered by selling stockholders(1)	6,978,621

Use of Proceeds	We will not receive any proceeds from the sale of our common stock offered by the selling stockholders under this prospectus. See “Use of Proceeds” beginning on page 8 of this prospectus.

Risk Factors	See “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference herein for a discussion of factors you should consider carefully before investing in our common stock.

Nasdaq Symbol	“VERI”

(1)

The number of shares of common stock being registered hereunder is comprised of: (i) 349,072 Initial PB Shares issued to one of the selling stockholders on August 21, 2018 pursuant to the terms of the PB Merger Agreement, in connection with the closing of the merger transaction contemplated thereby, up to 34,335 of which shares will be held in a third-party escrow account until August 21, 2020 to partially secure such selling stockholder’s indemnification obligations pursuant to the PB Merger Agreement; (ii) up to 384,986 PB Additional Shares that may be issued to one of the selling stockholders if Performance Bridge achieves certain revenue milestones in its 2018 fiscal year, assuming (a) the achievement of all revenue milestones set forth in the PB Merger Agreement and (b) the per share price used to calculate the number of PB Additional Shares to be issued is $10.39, which is the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Market on September 27, 2018; (iii) 491,157 shares of our outstanding common stock issued to certain of the selling stockholders on August 31, 2018 pursuant to the terms of the Wazee Merger Agreement, in connection with the closing of the merger transaction contemplated thereby, up to 60,576 of which shares will be held in a third-party escrow account until August 31, 2020 to partially secure certain of such selling stockholders’ indemnification obligations pursuant to the Wazee Merger Agreement; (iv) 128,300 Initial Machine Box Shares issued to certain of the selling stockholders on September 6, 2018 pursuant to the terms of the Machine Box Merger Agreement, in connection with the closing of the merger transaction contemplated thereby, up to 26,981 of which shares will be retained by us until September 6, 2020 to partially secure certain of such selling stockholders’ indemnification obligations pursuant to the Machine Box Merger Agreement; (v) up to 230,996 Machine Box Additional Shares that may be issued to certain of the selling stockholders if Machine Box achieves certain technical development and integration milestones by September 6, 2019, assuming (a) the achievement of all technical development and integration milestones set forth in the Machine Box Merger Agreement and (b) the per share price used to calculate the number of PB Additional Shares to be issued is $10.39, which is the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Market on September 27, 2018; and (vi) 5,394,110 shares of our common stock beneficially owned by certain other selling stockholders, which includes 1,120,431 shares of common stock issuable upon exercise of warrants that are exercisable within 60 days after September 28, 2018.

RISK FACTORS

Investing in our common stock involves significant risks. Before deciding whether to invest in our common stock, you should consider carefully the risks, uncertainties and assumptions described in this prospectus and any accompanying prospectus supplement, including the risk factors set forth in our filings with the SEC that are incorporated by reference herein and therein, including the risk factors in our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. Please also read carefully the section below entitled “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements reflect management’s beliefs and assumptions. In addition, these forward-looking statements reflect management’s current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry’s actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by, or that include the words “may,” “will,” “could,” “would,” “should,” “believe,” “expect,” “plan,” “anticipate,” “intend,” “estimate,” “predict,” “potential” or similar expressions.

Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that the expectations will be achieved. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. We have no duty to update or revise any forward-looking statements after the date of this prospectus or to conform them to actual results, new information, future events or otherwise.

The factors described under “Risk Factors” in this prospectus or any accompanying prospectus supplement, and in any documents incorporated by reference into this prospectus or any accompanying prospectus supplement, and other factors could cause our or our industry’s future results to differ materially from historical results or those anticipated or expressed in any of our forward-looking statements. We operate in a continually changing business environment, and new risk factors emerge from time to time. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. We cannot assure you that projected results or events will be achieved or will occur.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the shares of our common stock offered by this prospectus. The selling stockholders will receive all of the proceeds from any sale of the shares of our common stock offered by this prospectus. For information about the selling stockholders, see “Selling Stockholders” on page 10 of this prospectus.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business. Therefore, we do not currently expect to pay any cash dividends on our common stock for the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, capital requirements, general business conditions, and other factors that our board of directors deems relevant. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of ours or of our subsidiaries.

SELLING STOCKHOLDERS

This prospectus relates to the sale or other disposition of up to 5,242,208 shares of our common stock previously issued to the selling stockholders, some of which remain subject to the escrow and retention arrangements described in the footnotes to the table below, 615,982 shares of common stock that may become issuable to certain of the selling stockholders (or, as applicable, their respective pledgees, distributees, transferees, or any of their respective successors in interest) if certain milestones set forth in the PB Merger Agreement and the Machine Box Merger Agreement, as applicable, are satisfied, and 1,120,431 shares of common stock issuable upon exercise of warrants that are exercisable within 60 days after September 26, 2018. The shares of common stock held by certain of the selling stockholders were issued in connection with transactions contemplated by the PB Merger Agreement, the Wazee Merger Agreement and the Machine Box Merger Agreement. See the section entitled “Prospectus Summary—Recent Acquisitions” beginning on page 2 of this prospectus.

The table below sets forth, to our knowledge, information as of the date of this prospectus for the selling stockholders and other information regarding the beneficial ownership of the shares of common stock held by the selling stockholders. The second column lists the number of shares and percentage of common stock beneficially owned by the selling stockholders as of September 26, 2018. The third column lists the maximum number of shares of common stock that may be sold or otherwise disposed of by the selling stockholders pursuant to the registration statement of which this prospectus forms a part. The fourth column lists the number of shares and percentage of common stock beneficially owned by the selling stockholders upon completion of the offering contemplated hereby, assuming the sale of all shares of common stock that may be sold or otherwise disposed of by the selling stockholders pursuant to the registration statement of which this prospectus forms a part. Notwithstanding, the selling stockholders may sell or otherwise dispose of some, all or none of their shares.

Pursuant to the rules and regulations of the SEC, beneficial ownership includes any shares of common stock as to which a selling stockholder has sole or shared voting power or investment power and any shares of common stock that the selling stockholder has the right to acquire within 60 days of September 26, 2018. The percent of beneficial ownership for the selling stockholders is based on 19,328,259 shares of our stock outstanding as of September 26, 2018. Except as described below, to our knowledge, none of the selling stockholders has been an officer or director of ours or of our affiliates within the past three years or had any material relationship with us or our affiliates within the past three years. Our knowledge is based on information provided by the selling stockholders questionnaires in connection with the filing of this prospectus. The selling stockholders have contractual rights to require us to file the registration statement of which this prospectus is a part.

The shares of common stock being covered hereby may be sold or otherwise disposed of from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock. See the section entitled “Plan of Distribution” beginning on page 19 of this prospectus.

Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned Upon Completion of this Offering(1)
Name of Selling Stockholder	Number	Percentage		Number	Percentage
Acacia Research Corporation(2)(3)	4,239,951	20.7%	4,239,951	—	—
Stephen P. Smyk(4)	734,058	3.7%	734,058	—	—
Checketts Partners Investment Fund, L.P.(3)(5)	646,235	3.3%	646,235	—	—
125 Media Holdings, LLC(3)(6)	507,924	2.6%	507,924	—	—
Shamrock Capital Growth Fund II, L.P.(7)	228,112	1.2%	228,112	—	—
Investcorp TEM Holdings LLC(8)	206,387	1.1%	206,387	—	—
Parks Harris Morris, Jr.(9)	50,908	*	50,908	—	—
Andrew Thomas Hurt(10)	1,916	*	1,916	—	—
Gregory Loose(11)	3,834	*	3,834	—	—
Samuel J. Sanzeri(12)	11,997	*	11,997	—	—
Jeannette Boudreau(13)	5,998	*	5,998	—	—
David Hernandez-Prieto(14)	109,768	*	109,768	—	—
Mathew Ryer(15)	109,768	*	109,768	—	—
Aaron Edell(16)	109,768	*	109,768	—	—
Robert B. McCartha(17)	11,997	*	11,997	—	—

*	Less than 1%

(1)	Assumes that the selling stockholders will sell all shares of common stock registered under this prospectus directly held by such selling stockholders.
(2)

Includes 1,120,431 shares of common stock issuable upon exercise of warrants that are exercisable within 60 days after September 26, 2018. Acacia’s address is 520 Newport Center Drive, 12th Floor, Newport Beach, CA 92660. For more information about Acacia, see “Prospectus Summary—Voting Agreement” on page 3 of this prospectus and “Description of Capital Stock—Piggyback Registration Rights” on page 14 of this prospectus. Further, Acacia possess certain additional registration rights as described under “Description of Capital Stock—Demand Registration Rights” and “Description of Capital Stock—Form S-3 Registration Rights” on page 14 of this prospectus.

(3)

Pursuant to the Voting Agreement, until May 17, 2019, Acacia, Checketts Partners Investment Fund, L.P., 125 Media Holdings, LLC and certain other entities, including entities affiliated with Chad Steelberg and Ryan Steelberg (acting as a group), have the right to nominate nine directors to our board of directors, which currently consists of a total of nine authorized directors, and have agreed to vote all their shares to elect the nine directors nominated by them.

(4)

Includes (i) up to 34,335 shares of common stock held in escrow to partially secure Mr. Smyk’s indemnification obligations pursuant to the PB Merger Agreement and (ii) up to 384,986 shares of common stock potentially issuable to Mr. Smyk if certain revenue milestones set forth in the PB Merger Agreement are achieved. Mr. Smyk’s address is 2504 Foxwood Lane, Vestal, NY 13850. Mr. Smyk was formerly the Chief Executive Officer and a director of Performance Bridge, an indirect wholly owned subsidiary of the Company, and is currently the Senior Vice President, Podcasts and Influencer Marketing, of the Company.

(5)

David W. Checketts, managing member of Checketts Partners Investment GP, LLC, the general partner of Checketts Partners Investment Fund, L.P., may be deemed to have investment and voting power over the shares held by Checketts Partners Investment Fund, L.P. Nathaniel L. Checketts, one of our directors, is the son of David W. Checketts. Checketts Partners Investment Fund, L.P.’s address is 1 Rockefeller Plaza, Suite 1735, New York, NY 10020.

(6)

Brian J. Higgins, sole member of 125 Media Holdings, LLC, may be deemed to have investment and voting power over the shares held by 125 Media Holdings, LLC. 125 Media Holdings, LLC’s address is PO Box 1014, New York, NY 10021.

(7)

Shamrock Capital Partners II, LLC may be deemed to be the beneficial owner of 228,112 shares of common stock owned directly by Shamrock Capital Growth Fund II, L.P., including up to 28,134 shares of common stock held in escrow to partially secure Shamrock Capital Growth Fund II, L.P.’s indemnification obligations pursuant to the Wazee Merger Agreement. Shamrock Capital Partners II, LLC is the general partner of Shamrock Capital Growth Fund II, L.P. Shamrock Capital Partners II, LLC has voting and investment control over such shares of common stock. Decisions by Shamrock Capital Partners II, LLC to vote or dispose of such shares require the unanimous approval of the three members of its investment committee, which is composed of the following individuals: Stephen Royer, William Wynperle and Stanley Gold. None of the foregoing persons has the power individually to vote or dispose of any of such shares. Each of the foregoing individuals disclaims beneficial ownership of all such shares. The address of each of the foregoing is c/o Shamrock Capital Partners II, LLC, 1100 Glendon Avenue, Suite 1600, Los Angeles, CA 90024.

(8)

Investcorp Bank B.S.C., or Investcorp Bank, may be deemed to be the beneficial owner of 206,387 shares of common stock owned directly by Investcorp TEM Holdings LLC, or Investcorp TEM Holdings, including up to 25,454 shares of common stock held in escrow to partially secure Investcorp TEM Holdings’ indemnification obligations pursuant to the Wazee Merger Agreement. Investcorp Technology Partners III, LLC, or ITP III, is the managing member of Investcorp TEM Holdings. Investcorp Investment Advisers LLC, or IIA, is the managing member of ITP III. Investcorp International Holdings Inc., or IIH, and, together with Investcorp TEM Holdings, ITP III and IIA, the Investcorp US Funds, is the managing member of IIA. Investcorp S.A. is the sole stockholder of IIH. Investcorp Holdings Limited, or IHL, and, together with Investcorp Bank and Investcorp S.A., the Investcorp Non-US Funds, is the sole stockholder of Investcorp S.A. Investcorp Bank is the sole stockholder of IHL. Investcorp Bank has voting and investment control over such shares of common stock. The address of each of the Investcorp US Funds is c/o Investcorp Bank B.S.C., 280 Park Avenue, 36th Fl. West, New York, NY 10017. The address of each of the Investcorp Non-US Funds is c/o Investcorp Bank BSC, Investcorp House, PO Box 5340, Manama, Kingdom of Bahrain.

(9)

Includes up to 6,279 shares of common stock held in escrow to partially secure Mr. Morris’s indemnification obligations pursuant to the Wazee Merger Agreement. Mr. Morris’s address is 1628 14th Street, Unit 1A, Denver, CO 80202. Mr. Morris was formerly the Chief Executive Officer and a director of Wazee, a wholly owned subsidiary of the Company.

(10)

Includes up to 236 shares of common stock held in escrow to partially secure Mr. Hurt’s indemnification obligations pursuant to the Wazee Merger Agreement. Mr. Hurt’s address is 98 Pine Brook Road, Boulder, CO 80304. Mr. Hurt was formerly the Senior Vice President, Marketing and Business Development, of Wazee, a wholly owned subsidiary of the Company.

(11)

Includes up to 473 shares of common stock held in escrow to partially secure Mr. Loose’s indemnification obligations pursuant to the Wazee Merger Agreement. Mr. Loose’s address is 7395 S. Elm Court, Centennial CO 80122. Mr. Loose was formerly the Chief Technology Officer of Wazee, a wholly owned subsidiary of the Company.

(12)

Includes (i) up to 901 shares of common stock retained by us to partially secure certain of the selling stockholders’ indemnification obligations pursuant to the Machine Box Merger Agreement and (ii) up to 7,713 shares of common stock potentially issuable to Mr. Sanzeri if certain technical development and integration milestones set forth in the Machine Box Merger Agreement are achieved. Mr. Sanzeri’s address is P.O. Box 82, San Mateo, CA 94401.

(13)

Includes (i) up to 450 shares of common stock retained by us to partially secure certain of the selling stockholders’ indemnification obligations pursuant to the Machine Box Merger Agreement and (ii) up to 3,857 shares of common stock potentially issuable to Ms. Boudreau if certain technical development and integration milestones set forth in the Machine Box Merger Agreement are achieved. Ms. Boudreau’s address is 841 Spring Dr., Mill Valley, CA 94941.

(14)

Includes (i) up to 8,243 shares of common stock retained by us to satisfy certain of the selling stockholders’ indemnification obligations pursuant to the Machine Box Merger Agreement and (ii) up to 70,571 shares of common stock potentially issuable to Mr. Hernandez-Prieto if certain technical development and integration milestones set forth in the Machine Box Merger Agreement are achieved. Mr. Hernandez-Prieto’s address is 19 Chancellors Wharf, Crisp Road, W6 9RT, London, United Kingdom. Mr. Hernandez-Prieto was formerly the Chief Scientific Officer and a director of Machine Box, a wholly owned subsidiary of the Company, and is currently a Principal Engineer with Veritone UK Ltd., a wholly owned subsidiary of the Company.

(15)

Includes (i) up to 8,243 shares of common stock retained by us to partially secure certain of the selling stockholders’ indemnification obligations pursuant to the Machine Box Merger Agreement and (ii) up to 70,571 shares of common stock potentially issuable to Mr. Ryer if certain technical development and integration milestones set forth in the Machine Box Merger Agreement are achieved. Mr. Ryer’s address is 11 Tavistock Tower, Russell Place, London, SE16 7PQ, United Kingdom. Mr. Ryer was formerly the Chief Technology Officer and Secretary of Machine Box, a wholly owned subsidiary of the Company, and is currently a Principal Engineer with Veritone UK Ltd., a wholly owned subsidiary of the Company.

(16)

Includes (i) up to 8,243 shares of common stock retained by us to partially secure certain of the selling stockholders’ indemnification obligations pursuant to the Machine Box Merger Agreement and (ii) up to 70,571 shares of common stock potentially issuable to Mr. Edell if certain technical development and integration milestones set forth in the Machine Box Merger Agreement are achieved. Mr. Edell’s address is 190 Mayhew Way, Walnut Creek, CA 94597. Mr. Edell was formerly the Chief Executive Officer of Machine Box, a wholly owned subsidiary of the Company, and is currently a Senior Director of Product Management with the Company.

(17)

Includes (i) up to 901 shares of common stock retained by us to partially secure certain of the selling stockholders’ indemnification obligations pursuant to the Machine Box Merger Agreement and (ii) up to 7,713 shares of common stock potentially issuable to Mr. McCartha if certain technical development and integration milestones set forth in the Machine Box Merger Agreement are achieved. Mr. McCartha’s address is 10385 SW Cormorant Dr., Beaverton, OR 97007.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws. Copies of these documents are filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capital Stock

We are currently authorized to issue 75,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of undesignated preferred stock, par value $0.001 per share. As of June 30, 2018, we had 18,317,434 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding. As of June 30, 2018, there were 41 holders of record of our common stock, which do not include beneficial owners of common stock whose shares are held in street name by brokers or other nominees.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation and amended and restated bylaws provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. We have not paid any cash dividends on our common stock, and it is unlikely that any cash dividends will be declared or paid on any common stock in the foreseeable future. Instead, we plan to retain our cash for use in the operation of our business. Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions. If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

We currently have 1,000,000 shares of undesignated preferred stock authorized, none of which are outstanding. Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to direct us to issue such shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Authorized but Unissued Capital Stock

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the Nasdaq Marketplace Rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Options

As of June 30, 2018, we had outstanding options to purchase an aggregate of 8,091,605 shares of our common stock, with a weighted average exercise price of $16.93 per share, under our equity compensation plans. Each of such options has a term of 10 years from the grant date.

Warrants

As of June 30, 2018, we had outstanding warrants to purchase an aggregate of 1,297,151 shares of common stock, with a weighted average exercise price of $13.58 per share.

Restricted Stock Units

As of June 30, 2018, we had outstanding 36,782 restricted stock units, each representing the right to receive one share of common stock upon vesting.

Demand Registration Rights

Pursuant to the Investor Rights Agreement, dated as of July 15, 2014, as amended, or the Rights Agreement, entered into by our company and certain stockholders, the holders of at least 30% of the following held by the holders of our then-outstanding Series A and A-1 preferred stock, and the holders of at least 30% of the following held by the holders of our then-outstanding Series B preferred stock: (i) shares of our common stock issued or issuable upon conversion of any of our securities by the parties to such agreement, and (ii) common stock issued as a dividend or other distribution with respect to the shares in (i), can request that we file up to two registration statements registering all or a portion of their registrable shares in a registration statement that would have an aggregate offering price of not less than $5 million. Under specified circumstances, we have the right to defer filing of a requested registration statement. These registration rights are subject to additional conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. We are required to pay all expenses relating to any demand registration by the holders of registrable securities under the Rights Agreement, subject to certain limitations. The registration rights described above will expire for each holder upon the earlier of (i) such time as such holder holds less than one percent of our common stock and Rule 144 or another similar exemption under the Securities Act is available for the sale of such holder’s shares without limitation during a three-month period without registration and (ii) May 2022, the fifth anniversary of our initial public offering.

Form S-3 Registration Rights

Pursuant to the Rights Agreement, the holders of at least 20% of the following held by the holders of our then-outstanding Series A and A-1 preferred stock, and the holders of at least 20% of the following held by the holders of our then-outstanding Series B preferred stock: (i) shares of our common stock issued or issuable upon conversion of any of our securities by the parties to such agreement, and (ii) common stock issued as a dividend or other distribution with respect to the shares in (i), have the right to demand that we file additional registration statements, including a shelf registration statement, registering all or a portion of their registrable shares pursuant to a registration statement on Form S-3 that would have an aggregate offering price, net of underwriting discounts and commissions, that exceeds $5 million. Under specified circumstances, we also have the right to defer filing of a requested registration statement. These registration rights are subject to additional conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances, and to our right to decline to effect such registration if two such registrations have been effected within the twelve-month period prior to a request for such registration. We are required to pay all expenses relating to any Form S-3 registration by the holders of registrable securities under the Rights Agreement, subject to certain limitations. The registration rights described above will expire for each holder upon the earlier of (i) such time as such holder holds less than one percent of our common stock and Rule 144 or another similar exemption under the Securities Act is available for the sale of such holder’s shares without limitation during a three-month period without registration and (ii) May 2022, the fifth anniversary of our initial public offering.

Piggyback Registration Rights

Pursuant to the note purchase agreement, or the Note Purchase Agreement, we entered into in March 2017 with Acacia and Veritone LOC I, LLC, or VLOC, until March 2019, whenever we propose to register any of our securities under the rules and regulations of the SEC, other than with respect to a registration related to employee benefit or similar plans, corporate reorganizations or other transactions under Rule 145 under the Securities Act, a registration of securities pursuant to the Rights Agreement, or any other registration that does not permit secondary sales, Acacia and VLOC, as holders of registrable (i) shares of our common stock issued under the Note Purchase Agreement, (ii) warrants issued pursuant to the Note Purchase Agreement, and the shares of our common stock issued pursuant to the exercise of such warrants and (iii) shares of our common stock issued upon conversion of the outstanding principal and accrued interest under certain bridge notes, are entitled to notice of the registration and have the right to include their registrable securities in such registration. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement.

Pursuant to the Rights Agreement, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit or similar plans, or corporate reorganizations or other transactions under Rule 145 under the Securities Act, the holders of registrable (i) shares of our common stock issued or issuable upon conversion of any of our securities by the parties to such agreement, and (ii) common stock issued as a dividend or other distribution with respect to the shares in (i), are entitled to notice of the registration and have the right to include their registrable securities in such registration. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement.

We are required to pay all expenses relating to any piggyback registration by the holders of registrable securities under the Rights Agreement, subject to certain limitations. The registration rights contained in the Note Purchase Agreement will expire for each holder at such time Rule 144 or another similar exemption under the Securities Act is available for the sale of such holder’s shares without limitation during a three-month period without registration. The registration rights contained in the Rights Agreement will expire for each holder upon the earlier of (i) such time as such holder holds less than one percent of our common stock and Rule 144 or another similar exemption under the Securities Act is available for the sale of such holder’s shares without limitation during a three-month period without registration and (ii) May 2022, the fifth anniversary of our initial public offering.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, as well as changes in our board of directors or management team, including the following:

Board of Directors Vacancies. Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is only permitted to be set by a resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors and will promote continuity of management.

Classified Board. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors shall be classified into three classes of directors, each of which hold office for a three-year term. In addition, directors may only be removed from our board of directors for cause. The existence of a classified board could delay a potential acquirer from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential acquirer.

Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting. The Delaware General Corporation Law, or DGCL, provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Directors Removed Only for Cause. Our amended and restated certificate of incorporation provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Exclusive Venue. Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws; or (iv) any action asserting a claim against us governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in such action.

Each of the foregoing provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of our company by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy rights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of our company or our management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted under Delaware law, which prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation also provides that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that we shall indemnify our employees and agents to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether we would have the power to indemnify such person against such expense, liability or loss under the DGCL. We have obtained directors’ and officers’ liability insurance.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the indemnification provisions of our amended and restated certificate of incorporation and our amended and restated bylaws is not complete and is qualified in its entirety by reference to these documents, each of which is filed as an exhibit to this registration statement to which this prospectus forms a part.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Listing

Our common stock is listed on The Nasdaq Global Market under the symbol “VERI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the common stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through agreements between broker-dealers and the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with certain of the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the date on which all of the shares of common stock covered by this prospectus have been sold and (ii) the date on which the shares of common stock covered by this prospectus become eligible for resale without restriction and without the need for current public information pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act.

Pursuant to the Rights Agreement, we have agreed with certain other selling stockholders to use our reasonable best efforts to keep the registration statement of which this prospectus constitutes a part effective for at least ninety days or until the distribution described in this registration statement has been completed, whichever occurs first; provided, however, that we will extend such period, if necessary, by up to 180 days or until all such the applicable securities are sold, but in no event longer than one year from the effective date of the registration statement of which this prospectus constitutes a part. As noted above in “Description of Capital Stock—Demand Registration Rights” and “Description of Capital Stock—Form S-3 Registration Rights,” such registration rights will expire upon the earlier of (i) such time as the holder of such rights holds less than one percent of our common stock and Rule 144 or another similar exemption under the Securities Act is available for the sale of such holder’s shares without limitation during a three-month period without registration and (ii) May 2022, the fifth anniversary of our initial public offering.

LEGAL MATTERS

The validity of the securities offered by this prospectus and any applicable prospectus supplement thereto will be passed upon for us by K&L Gates LLP, Irvine, California. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Veritone, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and its exhibits and schedules in accordance with SEC rules and regulations. For further information with respect to us and the securities being offered hereby, you should read the registration statement, including its exhibits and schedules. Statements contained in this prospectus and any accompanying prospectus supplement, including documents that we have incorporated by reference, as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the registration statement or any other such document, each such statement is qualified in all respects by reference to the corresponding exhibit. You should review the complete document to evaluate these statements. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database or our website, or at the offices of the SEC, where they may be examined without charge at the Public Reference Room, at the address listed below.

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including our company, that file electronically with the SEC. You may obtain documents that we file with the SEC at http://www.sec.gov and read and copy them at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 (information on operation of the Public Reference Room is available by calling the SEC at 1-800-SEC-0330).

We also make these documents available on our website at www.veritone.com. Our website and the information contained or connected to our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it part of this prospectus or any accompanying prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain of the information we file with the SEC. This means we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2017, filed with the SEC on March 9, 2018 and April 27, 2018, respectively;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, filed with the SEC on May 8, 2018 and August 13, 2018, respectively;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 1, 2018;

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our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on March 21, 2018, May 24, 2018, June 7, 2018, June 25, 2018, July 5, 2018, August 15, 2018, August 17, 2018, August 29, 2018, September 7, 2018 and September 10, 2018; and

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the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-38093) filed with SEC on May 11, 2017, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering of the securities described in this prospectus, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Veritone, Inc., 575 Anton Boulevard, Suite 100, Costa Mesa, California 92626; telephone number: (888) 507-1737. You may also access the documents incorporated by reference in this prospectus through our website at www.veritone.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

6,978,621 Shares of Common Stock

PROSPECTUS

October 9, 2018